Exhibit 3.2

BY-LAWS

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “By-Laws”)

As amended and restated on October 10, 2008

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.

Section 2. Principal Office. The Corporation shall have its principal office at 2401 Commerce Drive, Libertyville, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the Board of Directors (the “Directors” and each a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held each year, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution approved by a majority of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

(a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) otherwise properly brought before the meeting by a stockholder.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting. A stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on the Corporation’s stockholder records, of the stockholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

(c) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2. Special Meetings. Special meetings of the stockholders may be called only by the chairman of the Board (the “Chairman”) or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

Section 3. Stockholder Action by Written Consent.

(a) Any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing or electronic transmission, setting forth the action so taken, are: (i) given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded within sixty (60) days of the earliest dated consent so delivered to the Corporation. Notwithstanding anything contained herein to the contrary, stockholders may not elect directors by written or electronic consent.

(b) If a stockholder action by written consent or electronic transmission is permitted under these By-Laws and the Certificate of Incorporation, and the Board of Directors has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent to be given, then: (i) if the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) does not require action by the Board of Directors prior to the proposed stockholder action, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of Article II of these By-Laws; and (ii) if the DGCL requires action by the Board of Directors prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution approved by a majority of the Board of Directors taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of these By-Laws.

(c) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with the DGCL.

Section 4. Place of Meeting; Participation in Meetings by Remote Communication.

(a) The Board of Directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.

(b) The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty nor more than sixty days before the date of the meeting, by or at the direction of the Chairman or the chief executive officer, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.

Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date, in the case of clauses (a) and (c): (i) to be not more than sixty days and not less than ten days, or (ii) in the case of a merger or consolidation not less than twenty days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.

Section 7. Quorum. The holders of not less than one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Certificate of Incorporation or by these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at any meeting, the affirmative vote of the holders of a majority in voting power present in person, by remote communication or represented by proxy shall be required to approve any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or of the Certificate of Incorporation or of these By-Laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The Board of Directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which Directors are to be elected.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors shall be ten (10). At each annual meeting of the stockholders of the Corporation, Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

As used in these By-Laws, the term the “majority of the entire Board of Directors” means the majority of the total number of Directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the Directors present and voting.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Independent Nominating Committee or the Nominating and Governance Committee as set forth in Article V, or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Independent Nominating Committee and the Nominating and Governance Committee, as set forth in Article V, Sections 3 and 4.

Section 2. Newly Created Directorships and Vacancies. Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock to elect Directors as a class, the Independent Nominating Committee and the Nominating and Governance Committee, shall, in accordance with Article V, Sections 3 and 4, appoint persons to fill any newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause. Any Director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such Director’s appointment.

Section 3. Removal. Subject to the provisions in these By-Laws and the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy.

Section 4. Chairman. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a Director to serve as Chairman promptly following each election of the Board of Directors at each annual meeting of stockholders.

Section 5. Regular Meetings. The Board of Directors shall hold quarterly meetings on the first business day on or after each of June 1, September 1, December 1 and March 1 or on such alternate dates within each of the Corporation’s fiscal quarter as may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire Board of Directors, and at such times and places as the Board of Directors may from time to time determine.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 7. Action by Telephonic Communications. Members of the Board of Directors shall be entitled to participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 8. Notice; Time of Meeting. (a) Notice of every regular and every special meeting of the Board of Directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

(b) Each meeting of the Board of Directors shall commence between the hours of 8 a.m. and 2 p.m. (local Chicago time) unless otherwise agreed by a majority of the members of the Audit Committee.

Section 9. Quorum. Six (6) members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided, that if less than six (6) members of the Board of Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the Board of Directors at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.

Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as Directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the Board of Directors all other Directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the Board of Directors or of a committee of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be the Chairman, a chief executive officer, a president, a chief financial officer, an executive vice president (if elected by the Board of Directors), one or more vice presidents (the number thereof to be determined by the Board of Directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.

Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the majority of the entire Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Removal. Any officer or agent elected or appointed by resolution approved by the majority of the entire Board of Directors may be removed and replaced by resolution approved by the majority of the entire Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the majority of the entire Board of Directors for the unexpired portion of the term.

Section 5. Executive Chairman. The Chairman shall serve as executive chairman of the Corporation and shall serve as the senior officer of the Corporation. He shall have such powers and perform such other duties as may be prescribed by the Board of Directors and shall receive no compensation for this position.

Section 6. Chief Executive Officer. The chief executive officer of the Corporation shall be determined by the Board of Directors and shall report to the Board of Directors. The chief executive officer shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The chief executive officer shall have the power to

(a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the Board of Directors;

(b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the Board of Directors, provided however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

(c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.

Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the chief executive officer and the Board of Directors. The president shall perform such other duties as may be prescribed by the Board of Directors.

Section 8. Chief Financial Officer. Except as otherwise determined by the Board of Directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:

(a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;

(b) render to the Board of Directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

(c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

(d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors or the Chairman.

Section 9. Executive Vice President. The executive vice president (if elected by the Board of Directors) shall report to either the chief executive officer or the president as determined in the corporate organization plan established by the Board of Directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the Board of Directors.

Section 10. Vice President. The Board of Directors may elect one or several vice presidents. Each vice president shall report to either the chief executive officer, the president or the executive vice president as determined in the corporate organization plan established by the Board of Directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the Board of Directors. The Board of Directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the Board of Directors.

Section 11. The Treasurer. The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the Board of Directors. If required by the Board of Directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 12. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 13. The Secretary. The secretary shall: (a) keep the minutes of the stockholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the Board of Directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the Board of Directors.

Section 14. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V

COMMITTEES

Section 1. The Committees. The Board of Directors may, pursuant to these By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

(a) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(b) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

(d) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(e) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.

Section 2. The Audit Committee. The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this Article V:

(a) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and

(b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.

Section 3. The Independent Nominating Committee. The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of October 10, 2008 and each other person nominated to election or appointment to the Board of Directors pursuant to this Section 3 (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(a) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and

(b) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated pursuant to Article IV.

Section 4. The Nominating and Governance Committee. The Nominating and Governance Committee shall consist of (3) directors designated as members of such committee as of October 10, 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(a) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with these By-Laws;

(b) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(c) the authority to establish governance principles.

Section 5. The Compensation Committee. The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

Section 6. The Disclosure Committee. The Board of Directors, by resolution approved by the majority of the entire Board of Directors, shall create a Disclosure Committee to be composed of management and operations personnel employed by the Corporation, with such members to be designated by the majority of the entire Board of Directors. The Disclosure Committee shall be responsible for:

(a) the approval of any material press release or other material disclosure by the Corporation;

(b) informing the Board of Directors in advance of all planned disclosure and other announcements by the Corporation;

(c) the responsibility for insuring that management reports all material developments to the Board of Directors and for determining which developments should be reported to Misys plc and its successors and permitted assigns or transferees (“Misys”) in connection with its regulatory disclosure obligations;

(d) recommending to the Board of Directors any additional disclosure of other announcements, in each case as may be required to permit the non-independent Directors, other than the chief executive officer, to fulfill their obligations under the Relationship Agreement, as defined in the Certificate of Incorporation; and

(e) instituting protocols to address trading on material non-public information.

Section 7. Audit Committee and Board Approval. The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:

(a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(c) Any change or modification to the audit committee charter in effect on October 10, 2008.

ARTICLE VI

SEAL

The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.

ARTICLE VII

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VIII

AMENDMENTS

Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire Board of Directors; provided, that Articles III, IV, V hereof and this Article VIII may only be amended, or waivers therefrom granted, in the manner prescribed by statute with the consent of a majority of the members of the Audit Committee and the majority of the entire Board of Directors.